UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PRUSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): September 9, 2015

INTERPHASE CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Texas
________
(State or Other Jurisdiction of Incorporation)

1-35267	75-1549797
______	__________
(Commission File Number)	(IRS Employer Identification No.)

4240 International Parkway, Suite 105, Carrollton, Texas	75007
_________________________________________	_______
(Address of Principal Executive Offices)	(Zip Code)

(214) 654-5000 ______________ (Registrant’s Telephone Number, Including Area Code) Not Applicable ______________ (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(C))

Item 8.01. Other Events.

As Interphase Corporation (the “Company”) has previously disclosed, the Company’s currently inactive French subsidiary, Interphase SAS (the “Subsidiary”), has been the subject to a tax audit regarding research and development tax credits in France related to tax returns for the years ended December 31, 2011, 2010, and 2009. As a result of that tax audit, the French Tax Administration (the “FTA”) has issued the Subsidiary a tax bill, including penalties and interest, totaling approximately €4.3 million (which translated to approximately $4.8 million at September 9, 2015). The tax bill was dated July 31, 2015, but it was not received by the Company until September 1, 2015, and certain key aspects of it were not fully understood by the Company until September 9, 2015. The tax bill significantly exceeds the Company’s previously disclosed amount accrued as unrecognized tax benefits relating to an uncertain tax position regarding research and development tax credits in all previous years, plus estimated penalties and interest, of approximately €678,000 (which translated to approximately $750,000 at September 9, 2015). The books of the Subsidiary reflect an intercompany receivable owed by the Company of approximately €4.1 million (which translated to approximately $4.6 million at September 9, 2015) based on a Development/Sales & Marketing/Expense Reimbursement Agreement between the Subsidiary and the Company effective January 1, 2004, which concerned the former development of certain products related to wide-area-networking technologies.

The Company anticipates that the Subsidiary will file a claim to dispute the tax bill with the FTA before September 15, 2015, which will include a request for the “suspension of enforceability” of the disputed tax obligation. The FTA, however, will require the Subsidiary to provide a guarantee of payment of the disputed tax obligation. If a guarantee is not provided, or if the guarantee provided is deemed by the FTA to be insufficient or inappropriate, the FTA may take protective measures against the Subsidiary, such as seizing assets. If a sufficient guarantee is provided, then in accordance with the request, the “suspension of enforceability” of the disputed tax obligation will apply until the FTA or a court of competent jurisdiction issues a final decision rejecting the request for the “suspension of enforceability.” If such a final decision is rendered, or if the “suspension of enforceability” does not apply (because of the lack of a guarantee), the Subsidiary would then become insolvent (or “in suspension of payments”), because it does not have any material liquid assets, and must file a petition for bankruptcy in France within 45 days thereafter. Additionally, the Subsidiary might institute litigation to oppose the disputed tax obligation or negotiate the amount of the tax obligation to a mutually agreeable amount to be paid. At the same time, if the Subsidiary were to so file, the French liquidator in such bankruptcy, on behalf of the Subsidiary, would also likely pursue the Company to collect the intercompany receivable of the Subsidiary owed by the Company.

As previously disclosed, the board of directors and the management of the Company have been taking certain actions to address the Company’s recurring losses and the need for additional liquidity for the transition of the Company’s business from its communications networking operations to its penveu-related operations. In light of the likely pursuit of the intercompany receivable of the Subsidiary owed by the Company, as well as the continued delay in receiving material revenues from sales of penveu, the board of directors and management have accelerated their review and active exploration of various strategic alternatives available to the Company. Those alternatives, many of which may significantly affect the Company, may include:

●	the sale or sales of rights and other assets of or relating to the Company’s communications networking operations,

●	the sale of penveu and all of its related patent rights and other assets,

●	obtaining debt or other financing to continue the Company’s penveu-related operations,

●	the continued reduction of expenses, including by reducing certain personnel and the use of certain facilities or other assets, and

●	a financial reorganization, liquidation, or cessation of operations of the Company.

The board of directors may determine that it is in the best interests of the Company and its shareholders and creditors for the Company to voluntarily seek relief under Chapter 11 of the U.S. Bankruptcy Code or to liquidate the Company’s assets and distribute proceeds under Chapter 7 of the U.S. Bankruptcy Code. If the Company were to voluntarily file for relief under Chapter 11, even if it were able to emerge quickly from such protection, the Company’s relationships with existing and potential vendors, customers, sales representatives, employees, and others could be materially impaired. Also, such a filing would result in a notice from NASDAQ proposing to promptly delist the Company’s shares from trading on the NASDAQ Capital Market.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Interphase Corporation

By: /s/ Jennifer J. Kosharek
Date: September 11, 2015	Title: Chief Financial Officer, Secretary
Vice President of Finance and Treasurer